Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333- 16969 and 33-41131 - Post Effective Amendments No. 1 and 2) of The Clorox Company of our report dated June 27, 2017, with respect to the statements of net assets available for benefits of The Clorox Company Employee Retirement Investment Plan for Puerto Rico as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits for the year ended December 31, 2016, and the related supplemental information as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of The Clorox Company Employee Retirement Investment Plan for Puerto Rico.

/s/ Moss Adams LLP
San Francisco, California
June 27, 2017

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